MORGAN STANLEY
                                               SPECTRUM SERIES

             November 2002
             Monthly Report

This Monthly Report supplements the Spectrum Funds' Prospectus dated April 30, 2002.

                                                       Issued: December 31, 2002


[MORGAN STANLEY LOGO]

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                                                                                                 INCEPTION-  ANNU-
                                                                                                                   TO-DATE  ALIZED
                          1991   1992   1993   1994    1995   1996    1997   1998    1999    2000    2001    2002  RETURN   RETURN
FUND                       %      %      %      %       %      %       %      %       %       %       %       %       %        %
===================================================================================================================================
Spectrum Commodity ....     --     --     --     --      --     --      --  (34.3)   15.8     3.2   (25.6)   14.0   (33.4)   (7.9)
                                                                                                           (11 mos.)
===================================================================================================================================
Spectrum Currency .....     --     --     --     --      --     --      --     --      --    11.7    11.1    (0.9)   23.0     8.9
                                                                                           (6 mos.)        (11 mos.)
===================================================================================================================================
Spectrum
  Global Balanced .....     --     --     --   (1.7)   22.8   (3.6)   18.2   16.4     0.7     0.9    (0.3)   (6.4)   51.8     5.3
                                              (2 mos.)                                                     (11 mos.)
===================================================================================================================================
Spectrum Select .......   31.2  (14.4)  41.6   (5.1)   23.6    5.3     6.2   14.2    (7.6)    7.1     1.7     9.3   161.9     8.9
                        (5 mos.)                                                                           (11 mos.)
===================================================================================================================================
Spectrum Strategic ....     --     --     --    0.1    10.5   (3.5)    0.4    7.8    37.2   (33.1)   (0.6)    4.5    10.2     1.2
                                              (2 mos.)                                                     (11 mos.)
===================================================================================================================================
Spectrum Technical ....     --     --     --   (2.2)   17.6   18.3     7.5   10.2    (7.5)    7.8    (7.2)   17.2    75.0     7.2
                                              (2 mos.)                                                     (11 mos.)
===================================================================================================================================

--------------------------------------------------------------------------------
  DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
  c/o Managed Futures Department
  Harborside Financial Center, Plaza Two, 1st Floor
  Jersey City, New Jersey 07311
  Telephone (201) 209-8400

  MORGAN STANLEY SPECTRUM SERIES
  MONTHLY REPORT
  NOVEMBER 2002

Dear Limited Partner:

    The Net Asset Value per Unit for each of the six Morgan Stanley Spectrum Funds as of November 30, 2002 was as follows:

FUND                                    N.A.V.            % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Commodity                      $ 6.66                       1.62%
--------------------------------------------------------------------------------
Spectrum Currency                       $12.30                      -1.04%
--------------------------------------------------------------------------------
Spectrum Global Balanced                $15.18                       2.11%
--------------------------------------------------------------------------------
Spectrum Select                         $26.19                      -4.59%
--------------------------------------------------------------------------------
Spectrum Strategic                      $11.02                      -6.02%
--------------------------------------------------------------------------------
Spectrum Technical                      $17.50                      -4.65%
--------------------------------------------------------------------------------

     Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

     The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

     Limited Partners are advised of recent changes to the Board of Directors and Officers of Demeter Management Corporation (the "General Partner"):

     Mr. Robert E. Murray resigned the position of President of the General Partner. Mr. Murray will, however, retain his position as Chairman and a Director of the General Partner.

     Mr. Jeffrey A. Rothman, age 41, was named President and a Director of the General Partner. Mr. Rothman is the Executive Director of Morgan Stanley Managed Futures, responsible for overseeing all aspects of the firm's managed futures department. He is also President and a Director of Morgan Stanley Futures & Currency Management Inc., Morgan Stanley's internal commodity trading advisor. Mr. Rothman has been with the Managed Futures Department for sixteen years and most recently held the position of National Sales Manager, assisting Branch Managers and Financial Advisors with their managed futures education, marketing, and asset retention efforts. Throughout his career, Mr. Rothman has helped with the development, marketing, and administration of approximately 33 commodity pool investments. Mr. Rothman is an active member of the Managed Funds Association and serves on its Board of Directors.

    Mr. Frank Zafran, age 47, is an Executive Director of Morgan Stanley and, in September 2002, was named Chief Administrative Officer of Morgan Stanley's Global Products and Services Division. Mr. Zafran joined the firm in 1979 and has held various positions in Corporate Accounting and the Insurance Department, including Senior Operations Officer--Insurance Division, until his appointment in 2000 as Director of 401(k) Plan Services, responsible for all aspects of 401(k) Plan Services including marketing, sales and operations. Mr. Zafran received a B.S. degree in Accounting from Brooklyn College, New York. Mr. Zafran will become a Director of the General Partner and of Morgan Stanley Futures & Currency Management Inc. once he has registered with the National Futures Association as an associated person of both firms, which registration is currently pending.

    Mr. Raymond E. Koch resigned the position of Chief Financial Officer of the General Partner.

    Mr. Jeffrey D. Hahn, age 45, was named Chief Financial Officer of the General Partner. Mr. Hahn began his career at Morgan Stanley in 1992 and is currently an Executive Director responsible for the management and supervision of the accounting, reporting, tax and finance functions for the firm's private equity, managed futures, and certain legacy real estate investing activities. He is also Chief Financial Officer of Morgan Stanley Futures & Currency Management Inc. From August 1984 through May 1992, Mr. Hahn held various positions as an auditor at Coopers & Lybrand, specializing in manufacturing businesses and venture capital organizations. Mr. Hahn received his B.A. in economics from St. Lawrence University in 1979, an M.B.A. from Pace University in 1984, and is a Certified Public Accountant.

    Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation c/o Managed Futures Department, Harborside Financial Center, Plaza Two, 1st Floor, Jersey City, New Jersey 07311 or your Morgan Stanley Financial Advisor.

    I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
President
Demeter Management Corporation
General Partner

                      [This page intentionally left blank]

--------------------------------------------------------------------------------
  SPECTRUM COMMODITY
--------------------------------------------------------------------------------


        [The table below represents a bar chart in the printed report.]


                                Month ended                   YTD ended
                             November 30, 2002            November 30, 2002
                             -----------------            -----------------
Energies                            -0.14                        4.65
Metals                               0.72                        1.5
Agriculturals                        1.53                       13.12


     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the agricultural markets, gains resulted from long positions in cotton futures as prices increased significantly late in the month due to increased exports. Additional gains within this sector stemmed from long positions in pork belly futures as supply concerns pressed prices higher.

> Gains were also recorded from long positions in copper futures as prices trended higher due to renewed hope for increased demand for industrial metals and ongoing supply concerns among the world's largest producers.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the energy markets, losses were recorded from long futures positions in unleaded gas as prices moved lower early in the month amid increased supply.

--------------------------------------------------------------------------------
  SPECTRUM CURRENCY
--------------------------------------------------------------------------------


        [The table below represents a bar chart in the printed report.]

                                 Month ended                  YTD ended
                              November 30, 2002           November 30, 2002
                              -----------------           -----------------
Australian dollar                    0.41                       4.03
British pound                       -1.47                      -7.05
Euro                                -0.57                       5.89
Japanese yen                        -0.67                      -3.07
Swiss franc                         -1.24                       1.52
Minor currencies                     2.96                       5.62

     Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were recorded from long positions in the Swiss franc relative to the U.S. dollar as its value weakened amid robust U.S. economic news.

> Additional losses were recorded from transactions involving the British pound versus the U.S. dollar as its value moved without consistent direction throughout the month.

> Further losses were recorded from short positions in the Japanese yen versus the U.S. dollar as its value reversed higher during the first half of the month on renewed hope that new banking legislation will mitigate the effect of commercial loan defaults on the Japanese banking system.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were recorded from long positions in the South African rand as its value trended higher versus the U.S. dollar amid strong demand for the currency among exporters and high interest rates in South Africa.

--------------------------------------------------------------------------------
  SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                 Month ended                  YTD ended
                              November 30, 2002           November 30, 2002
                              -----------------           -----------------
Currencies                          -0.1                        -0.1
Interest Rates                      -0.78                        6.14
Stock Indices                        2.98                       -8.86
Energies                            -0.16                       -0.07
Metals                               0.21                       -0.12
Agriculturals                        0.28                       -0.25

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global stock indices, profits were recorded from long positions in U.S. and European stock index futures as global equity prices trended higher amid positive economic reports, encouraging earnings announcements, and an increase in U.S. consumer spending.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the global interest rate futures markets, losses were recorded from long positions in Australian, European, and U.S. interest rate futures as prices reversed lower amid a rally in global equity prices.

--------------------------------------------------------------------------------
  SPECTRUM SELECT
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                 Month ended                  YTD ended
                              November 30, 2002           November 30, 2002
                              -----------------           -----------------
Currencies                          -1.91                        6.28
Interest Rates                      -1.48                        7.02
Stock Indices                       -0.19                        1.57
Energies                             0.05                        0.6
Metals                              -0.24                       -1.79
Agriculturals                       -0.11                        2

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency markets, losses were recorded from long positions in the Swiss franc and the British pound versus the U.S. dollar as the dollar increased in value amid a spate of positive economic news and a robust rally in global equity prices.

> In the global interest rate futures markets, losses were recorded from long positions in U.S., Japanese, and European interest rate futures as prices reversed lower due to positive U.S. economic data and a shift of assets from bonds into stocks.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the energy markets, small gains resulted from both short and long positions in crude oil futures as prices initially moved lower amid reports of increased supply and then reversed higher on rumors that OPEC may consider production cuts ahead of its December meeting.

--------------------------------------------------------------------------------
  SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                 Month ended                  YTD ended
                              November 30, 2002           November 30, 2002
                              -----------------           -----------------
Currencies                           0.15                        3.69
Interest Rates                      -0.81                       -0.8
Stock Indices                       -0.45                       -1.99
Energies                            -0.35                       -0.19
Metals                               0.13                       -2.28
Agriculturals                       -4.17                       15.05

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the agricultural markets, losses were recorded from long cocoa futures positions as prices retreated amid news of a cease-fire in the Ivory Coast.

> In the global interest rate futures markets, losses resulted from long positions in U.S. interest rate futures as prices declined amid a rebound in U.S. equity prices and a shift of assets out of bonds into stocks.

> In the global stock indices, losses were incurred from short positions in Japanese, U.S., and European stock index futures as prices climbed due to global economic optimism.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the currency markets, gains were recorded from long Swiss franc positions versus the U.S. dollar as its value increased early in the month due to a larger-than-expected interest rate cut by the U.S. Federal Reserve Board.

> In the metals markets, gains were recorded from long copper futures positions as prices trended higher amid robust U.S. economic data and a production disruption in Chile, the world's largest copper producer.

--------------------------------------------------------------------------------
  SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

        [The table below represents a bar chart in the printed report.]

                                 Month ended                  YTD ended
                              November 30, 2002           November 30, 2002
                              -----------------           -----------------
Currencies                          -0.97                        8.8
Interest Rates                      -1.38                       14.24
Stock Indices                       -0.87                        4.78
Energies                            -1.06                       -0.27
Metals                               0.06                       -2.29
Agriculturals                        0.27                        1.43

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the global interest rate futures markets, losses were recorded from long positions in European, U.S., and Australian interest rate futures as prices reversed lower following a rally in global equity prices.

> In the energy markets, losses were recorded from positions in natural gas futures as prices moved without consistent direction amid weather-related factors and supply and demand concerns.

> In the currency markets, losses were sustained from both short and long positions in the Japanese yen versus the U.S. dollar as its value strengthened and then weakened in response to failed optimism regarding Japanese banking reforms.

> In the global stock indices, short futures positions in Japanese and European stock index futures resulted in losses as global equity prices rallied amid positive economic news and better-than-expected earnings announcements.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the agricultural markets, gains were recorded from long futures positions in soybean oil as prices moved higher, supported by strong export sales.

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED NOVEMBER 30, 2002 (UNAUDITED)

                                        MORGAN STANLEY                 MORGAN STANLEY                   MORGAN STANLEY
                                      SPECTRUM COMMODITY             SPECTRUM CURRENCY             SPECTRUM GLOBAL BALANCED
                                   ------------------------      -------------------------        --------------------------
                                              PERCENTAGE OF                  PERCENTAGE OF                     PERCENTAGE OF
                                            NOVEMBER 1, 2002               NOVEMBER 1, 2002                  NOVEMBER 1, 2002
                                               BEGINNING                      BEGINNING                         BEGINNING
                                   AMOUNT   NET ASSET VALUE      AMOUNT    NET ASSET VALUE        AMOUNT     NET ASSET VALUE
                                   ------   ---------------      ------    ---------------        ------     ---------------
                                      $           %                $             %                  $              %
REVENUES
Trading profit (loss):
    Realized ...................     5,252        .04                 --          --              (512,022)       (.98)
    Net change in unrealized       291,300       2.08           (471,339)       (.58)            1,802,246        3.45
                                   -------       ----           --------        ----            ----------        ----
        Total Trading Results      296,552       2.12           (471,339)       (.58)            1,290,224        2.47
Interest income (Note 2) .......    13,603        .10             76,516         .09                65,241         .12
                                   -------       ----           --------        ----            ----------        ----
        Total Revenues .........   310,155       2.22           (394,823)       (.49)            1,355,465        2.59
                                   -------       ----           --------        ----            ----------        ----

EXPENSES

Brokerage fees (Note 2) ........    53,765        .38            310,359         .38               200,134         .38
Management fees (Note 2 & 3)        29,222        .22            134,939         .17                54,384         .10
                                   -------       ----           --------        ----            ----------        ----
        Total Expenses .........    82,987        .60            445,298         .55               254,518         .48
                                   -------       ----           --------        ----            ----------        ----

NET INCOME (LOSS) ..............   227,168       1.62           (840,121)      (1.04)            1,100,947        2.11
                                   =======       ====           ========        ====            ==========        ====

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED NOVEMBER 30, 2002 (UNAUDITED)

                                   MORGAN STANLEY                      MORGAN STANLEY                       MORGAN STANLEY
                                 SPECTRUM COMMODITY                   SPECTRUM CURRENCY                SPECTRUM GLOBAL BALANCED
                        ----------------------------------    ---------------------------------    ---------------------------------
                                                       PER                                 PER                                  PER
                            UNITS        AMOUNT       UNIT        UNITS         AMOUNT    UNIT         UNITS        AMOUNT     UNIT
                        -------------  -----------   -----    -------------  -----------  -----    -------------  -----------  -----
                                            $          $                          $         $                          $         $
Net Asset Value,
  November 1, 2002 .... 2,138,631.093   14,025,771    6.56    6,514,519.983   80,963,317  12.43    3,511,122.434   52,209,371  14.87
Net Income (Loss) .....            --      227,168     .10               --     (840,121)  (.13)              --    1,100,947    .31
Redemptions ...........   (65,320.453)    (435,034)   6.66      (88,638.155)  (1,090,249) 12.30      (87,073.310)  (1,321,773) 15.18
Subscriptions .........            --           --    6.66      286,325.388    3,521,802  12.30       48,484.580      735,996  15.18
                        -------------  -----------   -----    -------------  -----------  -----    -------------  -----------  -----
Net Asset Value,

  November 30, 2002 ... 2,073,310.640   13,817,905    6.66    6,712,207.216   82,554,749  12.30    3,472,533.704   52,724,541  15.18
                        =============  ===========   =====    =============  ===========  =====    =============  ===========  =====

The accompanying notes are an integral part of these financial statements.

                                       12                                                           13

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED NOVEMBER 30, 2002 (UNAUDITED)

                                        MORGAN STANLEY                 MORGAN STANLEY                   MORGAN STANLEY
                                        SPECTRUM SELECT              SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                                   ------------------------      -------------------------        --------------------------
                                              PERCENTAGE OF                  PERCENTAGE OF                     PERCENTAGE OF
                                            NOVEMBER 1, 2002               NOVEMBER 1, 2002                  NOVEMBER 1, 2002
                                               BEGINNING                      BEGINNING                         BEGINNING
                                   AMOUNT   NET ASSET VALUE      AMOUNT    NET ASSET VALUE        AMOUNT     NET ASSET VALUE
                                   ------   ---------------      ------    ---------------        ------     ---------------
                                      $           %                $             %                  $              %
REVENUES
Trading profit (loss):
  Realized ......................  (1,917,710)    (.67)         (8,079,420)    (10.67)             (4,556,095)     (1.39)
  Net change in unrealized ......  (9,000,112)   (3.16)          4,095,261       5.41              (8,360,947)     (2.54)
                                  -----------    -----          ----------      -----             -----------      -----
    Total Trading Results ....... (10,917,822)   (3.83)         (3,984,159)     (5.26)            (12,917,042)     (3.93)
Interest income (Note 2) ........     276,200      .10              70,531        .09                 317,876        .10
                                  -----------    -----          ----------      -----             -----------      -----
    Total Revenues .............. (10,641,622)   (3.73)         (3,913,628)     (5.17)            (12,599,166)     (3.83)
                                  -----------    -----          ----------      -----             -----------      -----

EXPENSES
Brokerage fees (Note 2) .........   1,722,238      .60             457,303        .60               1,986,155        .60
Management fees (Note 2 & 3) ....     712,650      .26             189,229        .25                 696,463        .22
                                  -----------    -----          ----------      -----             -----------      -----
    Total Expenses ..............   2,434,888      .86             646,532        .85               2,682,618        .82
                                  -----------    -----          ----------      -----             -----------      -----

NET LOSS ........................ (13,076,510)   (4.59)         (4,560,160)     (6.02)            (15,281,784)     (4.65)
                                  ===========    =====          ==========      =====             ===========      =====

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED NOVEMBER 30, 2002 (UNAUDITED)

                                 MORGAN STANLEY                        MORGAN STANLEY                     MORGAN STANLEY
                                 SPECTRUM SELECT                     SPECTRUM STRATEGIC                 SPECTRUM TECHNICAL
                       ----------------------------------    ---------------------------------   ---------------------------------
                                                      PER                                 PER                                 PER
                           UNITS        AMOUNT       UNIT        UNITS         AMOUNT    UNIT        UNITS        AMOUNT     UNIT
                       -------------  -----------   -----    -------------  -----------  -----   -------------  -----------  -----
                                           $          $                          $         $                          $         $
Net Asset Value,
  November 1, 2002 ... 10,386,927.715   285,059,982  27.44   6,456,373.934   75,691,537  11.72   17,908,965.837  328,742,836  18.36
Net Loss .............             --   (13,076,510) (1.25)             --   (4,560,160)  (.70)              --  (15,281,784)  (.86)
Redemptions ..........   (104,456.567)   (2,735,717) 26.19    (103,469.447)  (1,140,233) 11.02     (249,541.491)  (4,366,976) 17.50
Subscriptions ........    225,079.660     5,894,834  26.19     131,170.511    1,445,499  11.02      367,560.908    6,432,316  17.50
                                                                                                 --------------  -----------  -----
Net Asset Value,
  November 30, 2002 .. 10,507,550.808   275,142,589  26.19   6,484,074.998   71,436,643  11.02   18,026,985.254  315,526,392  17.50
                       ==============  ============  =====   =============   ==========  =====   ==============  ===========  =====

The accompanying notes are an integral part of these financial statements.

                                       14                                                             15

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
  (UNAUDITED)
================================================================================
1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Commodity L.P. ("Spectrum Commodity"), Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts and forward contracts on physical commodities and other commodity interests, including, but not limited to foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

     The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker for the Partnerships is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers for the Partnerships are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Morgan Stanley Commodities Management, Inc. ("MSCM") is the trading advisor to Spectrum Commodity. Demeter, Morgan Stanley DW, MS & Co., MSIL and MSCM are wholly-owned subsidiaries of Morgan Stanley.

     Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
  (CONTINUED)

on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income on 80% of the month's average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Commodity, Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies due the Partnerships on futures interests, but not actually received.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Commodity, Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

     Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

     Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by each Partnership.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

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  NOTES TO FINANCIAL STATEMENTS
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  (CONTINUED)


DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units will be paid by the Limited Partners or the Partnership. Morgan Stanley DW will pay all such costs.

REDEMPTIONS. Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge.

     The foregoing redemption charges are paid to Morgan Stanley DW.

     All redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreement) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Commodity will terminate on December 31, 2027, Spectrum Currency, Spectrum Global Balanced,

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  NOTES TO FINANCIAL STATEMENTS
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  (CONTINUED)

Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025 regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2.  RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Commodity pays management fees and incentive fees (if applicable) to MSCM. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3.  TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Commodity L.P.
  Morgan Stanley Commodities Management Inc.

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  RXR, Inc.

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc.
  Northfield Trading L.P.
  Rabar Market Research, Inc.
  Sunrise Capital Management, Inc.

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.

                                       19
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  MORGAN STANLEY SPECTRUM SERIES
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  NOTES TO FINANCIAL STATEMENTS
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  (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE.The management fee for Spectrum Commodity is accrued at a rate of 5/24 of 1% of Net Assets on the first day of each month (a 2.5% annual rate).

     The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% of Net Assets on the first day of each month (a 2% annual rate).

     The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% of Net Assets on the first day of each month (a 1.25% annual rate).

     The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% of Net Assets on the first day of each month (a 3% annual rate).

     The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% of Net Assets on the first day of each month (a 3% annual rate).

     The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% of Net Assets allocated to Campbell on the first day of each month and effective May 1, 2002, 1/12 of 3%, (reduced from 1/12 of 4% charged in previous months), of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 3% respectively).

INCENTIVE FEE. Spectrum Commodity pays an annual incentive fee equal to 17.5% of Partnership's trading profits, as determined from the end of the last period in which an incentive fee was earned.

     Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each month.

     Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

     Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net


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  MORGAN STANLEY SPECTRUM SERIES
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  NOTES TO FINANCIAL STATEMENTS
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  (CONCLUDED)


Assets allocated to Chesapeake as of the end of each calendar month.

     Trading profits for the Partnerships represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

     For all Partnerships, when trading losses are incurred, no incentive fees are paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

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                                        Harborside Financial Center, Plaza Two
                                        Attention: Managed Futures, 1st Floor
                                        Jersey City, NJ 07311

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